UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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Bentley Pharmaceuticals, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BENTLEY PHARMACEUTICALS, INC.

Bentley Park

2 Holland Way

Exeter, NH 03833

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 23, 2006

To the stockholders of Bentley Pharmaceuticals, Inc.:

NOTICE IS HEREBY GIVEN that the 2006 Annual Meeting of Stockholders of BENTLEY PHARMACEUTICALS, INC., a Delaware corporation, will be held on Tuesday, May 23, 2006 at 9:00 a.m., local time, at Wentworth by the Sea Marriott Hotel, located at 588 Wentworth Road, New Castle, New Hampshire 03854 for the purpose of considering and acting upon the following matters:

(1)         The election of two Class I directors to serve until the 2009 Annual Meeting of Stockholders, or until the election and qualification of their respective successors.

(2)         The approval of an amendment to our 2005 Equity and Incentive Plan to increase the number of shares that may be issued under the plan by 750,000, which new shares would only be available for awards of stock options under the plan.

(3)         The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2006 fiscal year.

(4)         The transaction of such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 4, 2006 as the record date for the determination of stockholders entitled to notice of, and to vote at, the annual meeting. A complete list of the stockholders entitled to vote will be available for inspection by any stockholder during the annual meeting; in addition, the list will be open for examination by any stockholder, for any purpose germane to the annual meeting, during ordinary business hours, for a period of at least 10 days prior to the annual meeting, at our principal place of business located at Bentley Park, 2 Holland Way, Exeter, New Hampshire 03833.

You are cordially invited to attend the annual meeting. Whether or not you intend to attend the annual meeting, you are urged to complete, sign and date the enclosed form of proxy, and return it promptly in the enclosed reply envelope. No postage is required if mailed in the United States. Returning your proxy does not deprive you of your right to attend the meeting and to vote your shares in person. This solicitation is being made on behalf of our Board of Directors.

By Order of the Board of Directors
MICHAEL D. PRICE
Secretary
Exeter, NH
April 12, 2006

BENTLEY PHARMACEUTICALS, INC.

Bentley Park

2 Holland Way

Exeter, NH 03833

PROXY STATEMENT

For Annual Meeting of Stockholders

May 23, 2006

The Board of Directors of Bentley Pharmaceuticals, Inc., a Delaware corporation, is soliciting your proxy in the accompanying form for use at the 2006 Annual Meeting of Stockholders to be held on Tuesday, May 23, 2006 at 9:00 a.m., local time at Wentworth by the Sea Marriott Hotel, located at 588 Wentworth Road, New Castle, New Hampshire 03854 and at any adjournments or postponements thereof. This proxy statement is being mailed to stockholders on or about April 12, 2006.

General Information About Voting

All proxies received will be voted in accordance with the specifications made thereon or, in the absence of any specification, for the election of all of the nominees named herein to serve as directors, for the approval of a proposed amendment to Bentley’s 2005 Equity and Incentive Plan and for the ratification of the appointment of Deloitte and Touche LLP as our independent registered public accounting firm. Any proxy given pursuant to this solicitation may be revoked any time prior to the exercise of the powers conferred thereby by notice in writing to Michael D. Price, our Corporate Secretary, at Bentley Park, 2 Holland Way, Exeter, New Hampshire 03833, by execution and delivery of a written revocation or a duly executed proxy of a later date or by voting in person at the meeting.

Only holders of record of our issued and outstanding common stock, $.02 par value, as of the close of business on April 4, 2006 will be entitled to notice of, and to vote at, the annual meeting. As of the record date, there were issued and outstanding 22,167,296 shares of our common stock, each of which is entitled to one vote upon each matter at the meeting. The holders of a majority of the shares entitled to vote and present in person or by proxy at the meeting will constitute a quorum for the transaction of business. Proxies submitted which contain abstentions or broker non-votes will be deemed present at the meeting in determining the presence of a quorum. Broker non-votes are proxies submitted by brokers that do not indicate a vote for one or more proposals because the brokers do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on these proposals.

A plurality of the votes cast at the meeting will be required for the election of directors. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this purpose and will not affect the outcome of the election. Approval of the amendment to Bentley’s 2005 Equity and Incentive Plan requires an affirmative vote of a majority of the shares cast in person or by proxy at the annual meeting and entitled to vote on this proposal, provided that the total vote cast on this proposal must represent over 50 percent in interest of all shares entitled to vote on this proposal. Abstentions will count as votes against this proposal, and broker non-votes will not be counted. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm requires an affirmative vote of a majority of the shares cast in person or by proxy at the annual meeting and entitled to vote on this proposal. Abstentions, broker non-votes and votes withheld will not be treated as votes cast for this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 4, 2006 as to (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) who we know to be the beneficial owner of more than five percent of our common stock, (ii) all of the named executive officers in the Summary Compensation Table, (iii) each director and nominee for director, and (iv) all executive officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all securities beneficially owned by them. Beneficial ownership exists when a person either has the power to vote or sell common stock. A person is deemed to be the beneficial owner of securities that he or she can acquire within 60 days from the applicable date, whether upon the exercise of options or otherwise. Except as otherwise indicated, the address of each beneficial holder is c/o Bentley Pharmaceuticals, Inc., Bentley Park, 2 Holland Way, Exeter, New Hampshire 03833.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
5% stockholders:
CAM North America, LLC	2,503,311	(1)	11.3%
399 Park Avenue
New York, NY 10043
Luther King Capital Management Corporation	1,166,800	(2)	5.3%
301 Commerce Street, Suite 1600
Fort Worth, TX 76102
Named Executive Officers:
James R. Murphy	922,891	(3)	4.1%
Chairman of the Board and Chief Executive Officer
John A. Sedor*	151,033	(4)	**
President
Michael D. Price	429,541	(5)	1.9%
Vice President, Chief Financial Officer,
Secretary and Treasurer
Adolfo Herrera	307,833	(6)	1.4%
Managing Director of European Subsidiaries
Non-Employee Directors:
Michael McGovern	3,278,428	(7)	14.4%
Miguel Fernandez	175,068	(8)	**
John W. Spiegel	100,000	(9)	**
F. Ross Johnson	52,500	(10)	**
Edward J. Robinson	48,000	(11)	**
All executive officers and directors as a group (9 persons)	5,465,294	(12)	22.5%

*                    Mr. Sedor has served as President of Bentley since August 27, 2005.

**             Less than one percent

(1)          The number of shares is based on information contained in a Schedule 13G filed on January 10, 2006. CAM North America, LLC filed the Schedule 13G with Smith Barney Fund Management LLC and Salomon Brothers Asset Management, Inc., as a group, indicating shared voting and dispositive power over certain of the securities held.

(2)          The number of shares is based on information contained in a Schedule 13G filed by the stockholder on February 10, 2006.

(3)          Includes 100 shares of common stock owned by Mr. Murphy’s son, as to which Mr. Murphy disclaims beneficial ownership, and 9,563 shares of common stock held in Mr. Murphy’s 401(k) Retirement Plan account. Also includes 500,000 shares of common stock issuable upon exercise of vested stock options.

(4)          Includes 1,033 shares of common stock held in Mr. Sedor’s 401(k) Retirement Plan account. Also includes 150,000 shares of common stock issuable upon exercise of vested stock options.

(5)          Includes 8,096 shares of common stock held in Mr. Price’s 401(k) Retirement Plan account and 4,459 shares of common stock held in the 401(k) Retirement Plan account of Mr. Price’s spouse. Also includes 216,666 shares of common stock issuable upon exercise of vested stock options.

(6)          Includes 290,333 shares of common stock issuable upon exercise of vested stock options.

(7)          Includes 599,200 shares of common stock issuable upon exercise of vested stock options and 20,000 shares of common stock issuable upon exercise of stock options that become exercisable within 60 days of April 4, 2006.

(8)          Includes 157,500 shares of common stock issuable upon exercise of vested stock options and 5,000 shares of common stock issuable upon exercise of stock options that become exercisable within 60 days of April 4, 2006.

(9)          Includes 85,000 shares of common stock issuable upon exercise of vested stock options and 5,000 shares of common stock issuable upon exercise of stock options that become exercisable within 60 days of April 4, 2006.

(10)   Includes 35,000 shares of common stock issuable upon exercise of vested stock options and 5,000 shares of common stock issuable upon exercise of stock options that become exercisable within 60 days of April 4, 2006.

(11)   Includes 35,000 shares of common stock issuable upon exercise of vested stock options and 5,000 shares of common stock issuable upon exercise of stock options that become exercisable within 60 days of April 4, 2006.

(12)   Includes 100 shares of common stock owned by Mr. Murphy’s son, as to which beneficial ownership is disclaimed. See Note 3 above. Also includes 2,268,299 shares of common stock issuable upon exercise of vested stock options and 40,000 shares of common stock that become exercisable within 60 days of April 4, 2006. Also includes 18,692 shares of common stock held in 401(k) Retirement Plan accounts of various of our executive officers and 4,459 shares of common stock held in the 401(k) Retirement Plan account of Mr. Price’s spouse.

PROPOSAL 1

ELECTION OF DIRECTORS

Our restated certificate of incorporation and amended and restated bylaws provide for a classified board of directors. The Board is divided into three classes designated Class I, Class II and Class III. The nominees included below are being presented for election as Class I directors to hold office until the 2009 Annual Meeting of Stockholders. Unless instructed to the contrary, the persons named in the enclosed proxy intend to cast all votes pursuant to proxies received in favor of the persons listed below under the heading “Class I Director Nominees” as directors. Messrs. McGovern and Spiegel have indicated to us their availability for election and have consented to their presentation as nominees. In the event that either of the nominees should not continue to be available for election, the holders of the proxies may exercise their discretion to vote for a substitute.

Each of the nominees was nominated by our Nominating and Governance Committee. This committee consisted solely of directors who are “independent” in accordance with the listing standards of the New York Stock Exchange.

If all nominees are elected to the Board as submitted, the Board will consist of six directors, four of whom are considered to be “independent” in accordance with the listing standards of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934, as amended.

The Board of Directors recommends that stockholders vote FOR each of these nominees to hold office for the term indicated above and until their successors are elected.

The following information is furnished with respect to the nominees and each other member of our Board of Directors who we expect to continue as a director after the 2006 Annual Meeting of Stockholders.

Name and Age	Business Experience and Other Directorships	Director Since
Director Nominees:
	Class I Director nominees (to be elected at the 2006 Annual Meeting)
Michael McGovern	Michael McGovern has served as Vice Chairman of Bentley	1997
Age: 62

since October 1999. Mr. McGovern serves as President of McGovern Enterprises, a provider of corporate and financial consulting services, which he founded in 1975. Mr. McGovern is Chairman of the Board of Training Solutions Interactive, Inc. and Vice Chairman of the Board of Employment Technologies, Inc. and is a director on the corporate board of the Reynolds Development Company. Mr. McGovern received a B.S. and M.S. in accounting and his Juris Doctor from the University of Illinois. Mr. McGovern is a Certified Public Accountant.

John W. Spiegel	John W. Spiegel served as Vice Chairman and Chief Financial	2002
Age: 65

Officer of SunTrust Banks, Inc. from August 2000 to August 2004. Prior to August 2000, Mr. Spiegel was an Executive Vice President and Chief Financial Officer of SunTrust Banks since 1985. Mr. Spiegel also serves on the Board of Directors of the Bank Administration Institute, HomeBanc Corp., Rock-Tenn Company, S1 Corporation and Colonial Properties Trust. Mr. Spiegel is also a trustee of the Woodruff Arts Center and Children’s Healthcare of Atlanta and is a member of the Dean’s Advisory Council of the Goizueta Business School at Emory University. Mr. Spiegel received an MBA from Emory University.

Directors Whose Terms of Office Continue After the Meeting:
	Class II Directors (present term expires in 2007)
F. Ross Johnson	F. Ross Johnson has been the Chairman and Chief Executive	2004
Age: 74

Officer of RJM Group, a management advisory and investment firm, since 1989. Prior to 1989, Mr. Johnson was the President and Chief Executive Officer of RJR/Nabisco, Inc., an international consumer products company, having held various senior executive positions in RJR/Nabisco, Inc. and its predecessors, Standard Brands and Nabisco Brands since 1971. He received a Bachelor of Commerce from the University of Manitoba, Canada and a Master of Commerce from the University of Toronto, Canada. Mr. Johnson serves on the boards of directors of AuthentiDate Holding Corporation and EdgeStone Capital Partners and serves on the advisory boards of Power Corporation of Canada, Wachovia Bank—Florida, Bennett Advisory Group—Palm Beach and Black & McDonald Ltd.

Edward J. Robinson	Edward J. Robinson retired as Chief Operating Officer of	2004
Age: 65

Meditrust Operating Company, a healthcare REIT, in 1998. Previously he was President and Chief Operating Officer of Avon Products, Inc., a public beauty products company, from 1993 to 1997, and Executive Vice President and Chief Financial Officer of Avon Products, Inc. from 1989 to 1992. Previously, he held various positions with RJR Nabisco and its predecessor companies, Standard Brands and Nabisco Brands, including Executive Vice President, Chief Financial Officer, Vice President—Treasurer and Senior Vice President—Controller. Mr. Robinson serves on the board of directors of Medical Staffing Network Holdings, Inc. and also serves on the Advisory Board of W.R. Capital Management L.P. Mr. Robinson received a B.A. in Business Administration from Iona College. Mr. Robinson is a Certified Public Accountant licensed by the State of New York.

	Class III Directors (present term expires in 2008)
Miguel Fernandez	Miguel Fernandez is retired from Carter-Wallace, Inc., a	1999
Age: 75

pharmaceutical company, where he served from 1980 to 1996 as President of the International Division and corporate Vice President, with responsibilities for all product lines outside of the United States. Previously, Mr. Fernandez was employed for approximately eight years by SmithKline & French, a pharmaceutical company, where his last position was President of the division that included France, Portugal and Switzerland. Mr. Fernandez attended the University of British Columbia in Canada and received an M.B.A. from the Ivey School of Business at the University of Western Ontario in London, Ontario, Canada.

James R. Murphy	James R. Murphy has served as Chief Executive Officer of	1993
Age: 56

Bentley effective January 1995 and became Chairman of the Board in June 1995. He also served as President from September 1994 until August 2005. Prior to rejoining Bentley, Mr. Murphy served as Vice President of Business Development at MacroChem Corporation, a publicly owned pharmaceutical and drug delivery company, from March 1993 through September 1994. From September 1992 until March 1993, Mr. Murphy served as a consultant in the pharmaceutical industry with his primary efforts directed toward product licensing. Prior thereto, Mr. Murphy served as Director—Worldwide Business Development and Strategic Planning of Bentley from December 1991 to September 1992. Mr. Murphy previously spent 14 years in pharmaceutical research and product development with SmithKline Corporation and in international business development with contract research and consulting laboratories. Mr. Murphy received a B.A. in Biology from Millersville University.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE BENTLEY PHARMACEUTICALS, INC.

2005 EQUITY AND INCENTIVE PLAN

Our Board of Directors is seeking stockholder approval of an amendment to the Bentley Pharmaceuticals, Inc. 2005 Equity and Incentive Plan, referred to as the 2005 Plan, to increase the number of shares authorized for issuance under the plan by 750,000 shares. The additional 750,000 shares to be authorized under the proposed amendment would only be available for awards of options to purchase shares of common stock and would not be available for awards of other equity instruments permitted by the 2005 Plan. The 2005 Plan, as proposed to be amended, is referred to as the Amended 2005 Plan. The 2005 Plan was adopted by Bentley’s stockholders at the 2005 annual meeting of stockholders and initially authorized up to an aggregate of 5,166,828 shares of common stock for issuance, subject to adjustment, consisting of (i) 709,750 shares of common stock remaining available as of the date of adoption of the 2005 Plan under Bentley’s predecessor plans and (ii) up to 4,457,078 shares of common stock subject to outstanding options under the predecessor plans and certain grants to executive officers, that after the date of adoption of the 2005 Plan, expire, terminate unexercised, or are forfeited or settled in a manner that results in fewer shares outstanding than were subject to the option as originally granted.

As of April 4, 2006, options to purchase 390,000 shares of common stock have been granted under the 2005 Plan and 567,593 shares remain eligible for future grants. No other types of awards have been issued under the 2005 Plan. At March 31, 2006, the fair market value of a share of the common stock was $13.15, based on the closing price on the New York Stock Exchange.

The purpose of the 2005 Plan is to help us continue to attract highly qualified employees, directors and consultants and provide an incentive for them to increase the long-range value of Bentley.

A copy of the Amended 2005 Plan is included as Appendix A to this proxy statement. The foregoing summary is qualified in its entirety by reference to the full text of the Amended and Restated 2005 Equity and Incentive Plan.

Administration

The Compensation Committee of our Board of Directors (the “Committee”) determines which eligible employees, consultants, and directors will receive awards under the 2005 Plan. Awards may contain such terms and conditions consistent with the 2005 Plan as the Committee in its discretion approves. In setting the terms of each award, except as noted below, the Committee has full discretion to determine the number of shares or units subject to the award, the exercise price or other consideration, if any, to be paid by the participant, the term and exercise period of each option granted, the conditions under which and the time or times at which an option becomes exercisable or under which the option, shares or units may be forfeited to us, and the other terms and conditions of the award. The Committee may provide, at the time an award is made or at any time thereafter, for the acceleration of a participant’s rights or cash settlement upon a change in control of Bentley. The terms and conditions of awards need not be the same for each participant. In general, the Committee has discretion to administer the 2005 Plan in the manner that it determines, from time to time, is in our best interest.

Eligibility

All employees, directors and consultants of Bentley or any affiliate of Bentley are eligible to receive awards under the 2005 Plan. As of December 31, 2005, Bentley had 379 employees and 5 non-employee directors.

Description of Available Awards

The 2005 Plan provides for the following four basic types of awards:

Restricted Stock.   The Committee may grant shares of common stock that are only earned if specified conditions, such as completing a term of employment or satisfying pre-established performance goals, are met and that are otherwise subject to forfeiture.

Restricted Stock Units.   The Committee may grant the right to receive shares of common stock in the future, also based on meeting specified conditions and subject to forfeiture. These awards are to be made in the form of “units,” each representing the equivalent of one share of common stock, although they may be settled in either cash or stock. Restricted stock unit awards represent an unfunded and unsecured obligation by us. In the discretion of the Committee, units may be awarded with rights to the payment of dividend equivalents.

Stock Options.   The Committee may grant options to purchase shares of common stock that are either incentive stock options (ISOs) eligible for the special tax treatment described below, or nonstatutory stock options (NSOs). No option may have an exercise price that is less than the fair market value of the common stock on the date of grant or a term of more than ten years. An option may be exercised by the payment of the option price in cash or with such other lawful consideration as the Committee may determine, including by delivery or attestation of ownership of shares of common stock valued at their fair market value on the date of delivery, and for consideration received by us under a broker-assisted cashless exercise program.

Stock Appreciation Rights.   The Committee may grant Stock Appreciation Rights (SARs), where the participant receives cash, shares of common stock, or other property, or a combination thereof, as determined by the Committee, equal in value to the difference between the exercise price of the SAR and the fair market value of the common stock on the date of exercise. SARs may be granted in tandem with options (at or after award of the option) or alone and unrelated to an option. SARs in tandem with an option terminate to the extent that the related option is exercised, and the related option terminates to the extent that the tandem SAR is exercised. The exercise price of an SAR may not be less than the fair market value of the common stock on the date of grant or, in the case of a tandem SAR, the exercise price of the related option.

The maximum aggregate number of shares that may be granted to a 2005 Plan participant in any calendar year is 500,000 shares, subject to adjustment for changes in capitalization. With respect to any performance-based award settled in cash, no more than $5,000,000 may be paid to any one individual with respect to each year of a performance period. Incorporation of these limits is intended to qualify awards as performance-based compensation that is not subject to the $1,000,000 limit on the federal income tax deduction we may take for compensation paid to certain senior officers.

Shares Issuable under the Plan

As of April 4, 2006, up to an aggregate of 567,593 shares of common stock were available for grants of awards under the 2005 Plan. Under the Amended 2005 Plan, these shares would remain available for issuance in connection with the award of restricted stock, restricted stock units, stock options or stock appreciation rights, as would any shares subject to outstanding options under the predecessor plans that after such date become available under the 2005 Plan because they expire, terminate unexercised, or are forfeited or settled in a manner that results in fewer shares outstanding than were subject to the option as originally granted. The 750,000 additional shares to be authorized under the proposed amendment would only be available for issuance in connection with the award of stock options, and therefore would not be available for issuance in connection with the award of restricted stock, restricted stock units, or stock appreciation rights.

The number and kind of shares that may be issued under the 2005 Plan are subject to adjustment to reflect stock dividends, recapitalizations, or other changes affecting our common stock. If any outstanding award under the 2005 Plan or its predecessor plans expires, or is terminated unexercised, or is forfeited or settled in cash or in a manner that results in fewer shares outstanding than were initially awarded, the shares that would have been issuable will again be available for award under the 2005 Plan.

Amendment and Term of the Plan

The Board may amend the 2005 Plan subject to any stockholder approval that the Board determines to be necessary or advisable to comply with any tax or regulatory requirement. Subject to the special limitations on the repricing of stock options, the Committee has authority to amend outstanding awards, including changing the date of exercise and converting an ISO to an NSO, if the Committee determines that such action would not materially and adversely affect the participant or the action is specifically permitted by the 2005 Plan.

Unless terminated earlier by the Board or extended by subsequent approval of Bentley’s stockholders, the term of the 2005 Plan will expire at the close of business on the date immediately preceding the tenth anniversary of May 24, 2005, the date on which the 2005 Plan was originally approved by stockholders.

U.S. Federal Income Tax Consequences Relating to Awards

Incentive Stock Options.   An optionee does not realize taxable income for regular tax purposes upon the grant or exercise of an ISO under the 2005 Plan. If no disposition of shares issued to an optionee pursuant to the exercise of an ISO is made by the optionee within two years from the date of grant or within one year from the date of exercise, then (a) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) is taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction is allowed to us for federal income tax purposes. The exercise of ISOs gives rise to an adjustment in computing alternative minimum taxable income that may result in alternative minimum tax liability for the optionee in the year of option exercise. Under current tax laws, the optionee would pay the greater of the regular tax liability or the alternative minimum tax liability. In certain circumstances, optionees may recover all or substantially all of the alternative minimum tax liability created due to the exercise of an ISO in later tax years, including the year of sale of the shares. If shares of common stock acquired upon the exercise of an ISO are disposed of before the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), then (a) the optionee realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares) over the option price thereof, and (b) we are entitled to deduct such amount. Any further gain realized is taxed as a short- or long-term capital gain and does not result in any deduction to us. A disqualifying disposition in the year of exercise will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonstatutory Stock Options.   No income is realized by the optionee at the time an NSO is granted. Upon exercise, (a) ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and (b) we receive a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as a short- or long-term capital gain or loss and will not result in any further deduction by us.

Restricted Stock.   Generally, a recipient will be taxed at the time the conditions to earning the award are met. The excess of the fair market value of the shares at that time over the amount paid, if any, by the recipient for the shares will be treated as ordinary income. The recipient may instead elect at the time of grant to be taxed (as ordinary income) on the excess of the then fair market value of the shares over the amount paid, if any, for the shares. In either case, we receive a tax deduction for the amount reported as ordinary income to the recipient. Upon disposition of the shares, any appreciation or depreciation after the taxable event is treated as a short- or long-term capital gain or loss and will not result in any further deduction by us.

Restricted Stock Units.   A recipient does not realize taxable income upon the grant or vesting of a restricted stock unit. The recipient must include as ordinary income when an award is settled an amount equal to the excess of the fair market value of the shares (or the amount of cash) distributed to settle the award. We receive a corresponding tax deduction at the time of settlement. If the award is settled in shares, then any subsequent appreciation or depreciation is treated as short- or long-term capital gain or loss and will not result in any further deduction by us.

Internal Revenue Code Section 162(m).   United States tax laws generally do not allow publicly held companies to obtain tax deductions for compensation of more than $1 million paid in any year to any of the chief executive officer and the next four highest paid executive officers (each, a “covered employee”) unless the compensation is “performance-based” as defined in the Section 162(m) of the tax code. Stock options and SARs granted under an equity compensation plan are performance-based compensation if (i) stockholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (ii) any stock options or SARs are granted by a committee consisting solely of outside directors, and (iii) the stock options or SARs have an exercise price that is not less than the fair value of common stock on the date of grant.

The Committee designed the 2005 Plan with the intention of satisfying Section 162(m) with respect to stock options and SARs granted to covered employees.

In the case of restricted stock and restricted stock units, Section 162(m) requires that the general business criteria of any performance goals that are established by the Committee be approved and periodically reapproved by stockholders (generally, every five years) in order for such awards to be considered performance-based and deductible by the employer. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Committee.

The Committee approved the following list of business criteria, which was approved by the stockholders at the 2005 annual meeting, upon which it may establish performance goals for deductible performance-based awards made to covered persons:  (1) increases in the price of the common stock, (2) market share, (3) sales, (4) revenue, (5) return on equity, assets, or capital, (6) economic profit (economic value added), (7) total shareholder return, (8) costs, (9) expenses, (10) margins, (11) earnings or earnings per share, (12) cash flow, (13) customer satisfaction, (14) operating profit, (15) research and development, (16) product development, (17) manufacturing, or (18) any combination of the foregoing, including without limitation goals based on any of such measures relative to appropriate peer groups or market indices. Performance goals may be particular to a participant or may be based, in whole or in part, on the performance of the division, department, line of business, subsidiary, or other business unit in which the participant works, or on our performance generally. The Committee has the authority to reduce (but not to increase) the amount payable at any given level of performance to take into account factors that the Committee may deem relevant.

Benefits Received Under the Plan and New Plan Benefits

As of April 4, 2006, we have granted options to purchase 390,000 shares of common stock under the 2005 Plan. The following table sets forth, as of April 4, 2006, the number of options received by the persons listed below under the 2005 Plan:

Number of Options Received
James R. Murphy	—
John A. Sedor	150,000
Michael D. Price	—
Adolfo Herrera	—
All current executive officers as a group	150,000
All current directors who are not executive officers as a group	160,000
Michael McGovern (nominee for director)	80,000
John W. Spiegel (nominee for director)	20,000
Each other person who received 5% of such options:
Fred Feldman, Vice President of Research & Development	50,000
Max Ferm, outside consultant	30,000
All employees, including all current officers, who are not executive officers, as a group	50,000

Pursuant to the terms of their employment agreements, James R. Murphy, our Chief Executive Officer, is entitled to receive options to purchase a minimum of 50,000 shares of common stock per annum for the term of his agreement, and John A. Sedor, our President, is entitled to receive options to purchase 150,000 shares in 2006 (provided Bentley’s stockholders approve the proposed amendment to the 2005 Plan), and 50,000 options in each of the years 2006 through 2009. Other future awards under the 2005 Plan are granted at the discretion of the Committee, and, accordingly, are not yet determinable. In addition, future benefits under the 2005 Plan will depend on a number of factors, including the fair market value of Bentley’s common stock on future dates, Bentley’s actual performance against performance goals established with respect to performance awards and decisions made by the participants. Consequently, it is not possible to determine other future benefits that might be received by participants under the 2005 Plan. In the prior two years, each of our non-employee directors has been granted options to purchase 20,000 shares annually on the date of our annual stockholder meetings during his or her term. In addition, our Vice Chairman has been granted options to purchase an additional 60,000 shares annually on the dates of our annual stockholder meetings in both 2004 and 2005.

Equity Compensation Plans

As of April 4, 2006, there were 3,369,078 shares subject to issuance upon exercise of outstanding options or awards under all of our equity compensation plans referred to in the table below, at a weighted average exercise price of $9.40, and with a weighted average remaining life of 6.99 years. As of April 4, 2006, there were 567,593 shares available for future issuance under those plans, all under the 2005 Plan.

The following table sets forth certain information as of December 31, 2005 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	3,916,378	(1)	$8.72	438,029
Equity compensation plans not approved by security holders	—		—	—
Total	3,916,378		$8.72	438,029

(1)          In addition to the 2005 Plan and Bentley’s predecessor plans, this amount includes options to purchase 533,300 shares issued to James R. Murphy and Robert M. Stote and approved by the stockholders in 1996. These options, which were set to expire in 2006, were exercised in March 2006.

Vote Required and Recommendation

Approval of the amendment to the 2005 Plan to increase the number of shares authorized for issuance by 750,000 will require the affirmative vote of a majority of the shares of common stock cast in person or by proxy at the annual meeting and entitled to vote on this amendment, provided that the total vote cast on this amendment must represent over 50 percent in interest of all shares entitled to vote on the amendment. Broker non-votes will not be counted as present or represented for this purpose and accordingly will have no effect on the outcome. Abstentions will be counted as present and entitled to vote and accordingly will have the effect of negative votes.

Our executive officers and non-employee directors have an interest in this proposal as they may receive awards under the 2005 Plan. Pursuant to the terms of his employment agreement, our President, John A. Sedor, is entitled to receive options to purchase 150,000 shares under the 2005 Plan if, and only if Bentley’s stockholders approve an amendment to the 2005 Plan increasing the number of shares available for issuance thereunder. For more information on Mr. Sedor’s employment agreement, see “Executive Compensation—Employment Agreements.”

The Board of Directors recommends that stockholders vote FOR the amendment of the Bentley Pharmaceuticals, Inc. 2005 Equity and Incentive Plan.

CORPORATE GOVERNANCE

Director Independence; Committees of the Board of Directors; Board of Directors Meetings

The Board has established the following guidelines to assist it in determining whether a director has a material relationship with Bentley that would call into question that director’s independence. Under these guidelines, a director will be considered to have a material relationship with Bentley if within the past three years:

•       the director was an employee of Bentley or an immediate family member was an executive officer of Bentley,

•       the director or an immediate family member received more than $100,000 per year in direct compensation from Bentley (other than director and committee fees and pension or other deferred compensation),

•       the director or an immediate family member was affiliated with or employed by Bentley’s present or former internal or external auditor,

•       an executive officer of Bentley serves on the compensation committee of another company that employs the director in any capacity or that employs an immediate family member of the director as an executive officer, or

•       the director is an executive officer or employee, or has an immediate family member who is an executive officer, of a company that made payments to, or received payments from, Bentley in an amount which, in any single fiscal year during the past three years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues.

A director will not be considered to have a material relationship with Bentley if the director is independent under the listing standards of the New York Stock Exchange and he or she is:

•       an executive officer of another company which is indebted to Bentley, or to which Bentley is indebted, where the total amount of either company’s indebtedness to the other is equal to five percent (5%) or more of the total consolidated assets of the other company,

•       an executive officer of a charitable organization and Bentley’s annual charitable contributions to the organization (exclusive of gift-match payments) exceed the greater of $1 million or 2% of the organization’s total annual revenues,

•       a partner of or of counsel to a law firm that performs substantial legal services to Bentley on a regular basis, or

•       a partner, officer or employee of an investment bank or consulting firm that performs substantial services to Bentley on a regular basis.

Ownership of a significant amount of a company’s stock, by itself, does not bar a determination that a director is independent.

For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of the Board of Directors who are independent as defined above.

Our Board of Directors has determined that Messrs. John W. Spiegel, Miguel Fernandez, F. Ross Johnson and Edward J. Robinson, are “independent” in accordance with the listing standards of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934, as amended. None of these directors have a material relationship with Bentley under the guidelines set forth above.

The Board of Directors has an Audit Committee, a Nominating and Governance Committee, and a Compensation Committee. The Corporate Governance Guidelines, Code of Business Conduct and Ethics, Audit Committee Procedures for Handling Complaints and the charters of the Audit Committee, the Nominating and Governance Committee and the Compensation Committee are available on Bentley’s website, www.bentleypharm.com, or in print to any shareholder who requests them from our Corporate Secretary at Bentley Park, 2 Holland Way, Exeter, NH 03833.

During 2005, our Board of Directors held five meetings and acted once by unanimous written consent, the Audit Committee held five meetings and acted once by unanimous written consent, the Nominating and Governance Committee held one meeting and the Compensation Committee held four meetings and acted once by unanimous written consent. In addition, at four of our Board meetings, the non-employee directors held executive sessions without management present. John W. Spiegel has been selected as the Lead Director (or Presiding Director) of our Board of Directors, and presides at executive sessions of meetings of non-management and independent directors. Each director attended at least 75% of the meetings of the Board of Directors and meetings of each committee on which such director served that were held during 2005.

The Board of Directors has a policy of encouraging each member of the Board to attend all annual meetings of stockholders, barring significant commitments or special circumstances, and generally schedules a meeting of the Board on the same date as the annual stockholders’ meeting. All individuals who were then members of the Board of Directors attended our 2005 annual meeting of stockholders.

Audit Committee.   The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditors, who audit our consolidated financial statements. The Audit Committee is also responsible for discussing with our management and our independent auditors, all our accounting policies and procedures and reporting systems, as well as the effectiveness of our internal financial controls. The Audit Committee monitors the independence of the auditors, reviews any proposed related party transactions and resolves any disagreements between our management and our independent auditors regarding financial reporting. The Audit Committee also oversees the financial reporting process, including review of the audited financial statements, and based on the reviews and discussions referred to above and in its charter, it recommends to the Board whether the financial statements should be included in our Annual Report on Form 10-K. The Audit Committee currently consists of Messrs. Edward J. Robinson (Chairman), Miguel Fernandez, F. Ross Johnson and John W. Spiegel. All members of the Audit Committee are “independent” directors in accordance with the listing standards of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, and meet the New York Stock Exchange listing standards’ financial literacy requirements for Audit Committee members. The Board of Directors has determined that Mr. Robinson qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission and has accounting and related financial management expertise in accordance with the listing standards of the New York Stock Exchange. Mr. Spiegel serves on four public company audit committees in addition to his service for Bentley. The Board of Directors has determined that in Mr. Spiegel’s current circumstances, this simultaneous service does not impair his ability to effectively serve on the Audit Committee of Bentley.

Nominating and Governance Committee.   The Nominating and Governance Committee selects potential candidates to nominate for membership on the Board. The Committee also administers our corporate governance principles and policies and evaluates the Board and its committees and other areas of governance. Messrs. Miguel Fernandez and John W. Spiegel (Chairman) currently serve on the Nominating and Governance Committee. Both of these individuals are “independent” as defined by the New York Stock Exchange listing standards.

Compensation Committee.   The Compensation Committee administers our stock option plans and our annual bonus plan and reviews and recommends to the Board of Directors the nature and amount of compensation to be paid to our Chief Executive Officer, our other executive officers and our employees that earn in excess of $250,000 annually. Messrs. Miguel Fernandez (Chairman), F. Ross Johnson, Edward J. Robinson and John W. Spiegel currently serve on the Compensation Committee. All of these individuals are “independent” as defined by the New York Stock Exchange listing standards.

Director Candidates

The process followed by the Nominating and Governance Committee to identify and evaluate director candidates includes requests to the Board members and others for recommendations, meetings from time to time to evaluate biographical information and background materials relating to potential candidates and interviews of selected candidates by members of the Committee and the Board.

In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating and Governance Committee will apply the criteria it deems appropriate, including issues of diversity, experience, skills such as understanding technology, finance and marketing, and international business background. The Committee does not assign specific weight to particular criteria and no particular criterion is a prerequisite for prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

EXECUTIVE COMPENSATION

The following table sets forth the total compensation for 2005, 2004 and 2003 paid to or accrued by us for our Chief Executive Officer and our other executive officers whose total base salary and bonus compensation in 2005 exceeded $100,000. Except as provided in the table below or otherwise discussed below, we paid no other compensation to the individuals listed.

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards			Payouts
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Comp. ($)(2)	Restricted Stock Awards ($)(3)		Securities Underlying Options (#)	LTIP Payouts ($)	All Other Comp.(4)
James R. Murphy	2005	$625,000	$495,000	$12,000	$—		150,000	—	$29,309
Chairman of the Board	2004	$600,000	$175,000	$12,000	$—		100,000	—	$21,934
and Chief Executive Officer	2003	$550,000	$150,000	$12,000	$120,750	(5)	100,000	—	$189,135
John A. Sedor (6)	2005	$155,859	$100,000	$4,000	$—		150,000	—	$12,581
President
Michael D. Price	2005	$300,000	$150,000	$—	$—		50,000	—	$15,191
Vice President, Chief	2004	$285,000	$60,000	$—	$—		50,000	—	$14,116
Financial Officer,	2003	$250,000	$30,000	$—	$40,250	(7)	50,000	—	$47,557
Treasurer, Secretary
Adolfo Herrera	2005	$416,459	$300,000	$20,511	$—		70,000	—	$93
Managing Director of	2004	$353,949	$124,193	$16,529	$—		75,000	—	$93
European Subsidiaries	2003	$242,691	$124,168	$11,013	$40,250	(8)	60,000	—	$93

(1)          Bonuses reflected for 2005 for each named executive officer were earned in 2005 and paid in 2006. In addition, Mr. Herrera’s 2004 bonus was earned by Mr. Herrera in 2004 and paid in 2005.

(2)          The value of perquisites provided to the named executive officers did not exceed $50,000 or 10% of total salary and bonus in any case. Other Annual Compensation for Mr. Murphy includes a car allowance of $12,000 for 2005, 2004 and 2003, respectively. Other Annual Compensation for Mr. Sedor includes a car allowance of $4,000 for 2005. Other Annual Compensation for Mr. Herrera includes use of a car leased by the company, which lease payments totaled $20,511 for 2005, $16,529 for 2004 and $11,013 for 2003.

(3)          No dividends will be paid on the restricted stock reported under this column.

(4)          The amounts disclosed in the All Other Compensation column include the following:

All Other Compensation for Mr. Murphy includes:

•       in 2003, principal and interest of $171,754 forgiven on a loan made by Bentley to Mr. Murphy in 2000 to assist Mr. Murphy’s payment of taxes on shares of common stock awarded by Bentley to him in 1999;

•       matching contributions in shares of common stock to Mr. Murphy’s 401(k) plan valued at $18,000 in 2005, $16,000 in 2004 and  $14,000 in 2003; and

•       taxable portion of life insurance benefits in excess of $50,000 of $11,309 in 2005, $5,934 in 2004 and $3,381 in 2003.

All Other Compensation for Mr. Sedor includes:

•       matching contributions in shares of common stock to Mr. Sedor’s 401(k) plan valued at $10,337 in 2005; and

•       taxable portion of life insurance benefits in excess of $50,000 of $2,244 in 2005.

All Other Compensation for Mr. Price includes:

•       in 2003 principal and interest of $34,351 forgiven on a loan made by Bentley to Mr. Price in 2000 to assist Mr. Price’s payment of taxes on shares of common stock awarded by Bentley to him in 1999;

•       matching contributions in shares of common stock to Mr. Price’s 401(k) plan valued at $14,000 in 2005, $13,000 in 2004 and $12,000 in 2003; and

•       taxable portion of life insurance benefits in excess of $50,000 of $1,191 in 2005, $1,116 in 2004 and $1,206 in 2003.

All Other Compensation for Mr. Herrera includes collective life insurance policy premiums of $93 in 2005, 2004 and 2003, respectively.

(5)          In 2003, Mr. Murphy received 15,000 shares of restricted stock valued at $8.05 per share, the closing price on the date of grant. The shares of restricted stock vested over a 12-month period from the date of grant, 1/12 per month. As of December 31, 2005, all of Mr. Murphy’s restricted stock awards were vested.

(6)          Mr. Sedor began serving as President on August 27, 2005. His annualized cash salary for 2005 was $450,000.

(7)          In 2003, Mr. Price received 5,000 shares of restricted stock valued at $8.05 per share, the closing price on the date of grant. The shares of restricted stock vested over a 12-month period from the date of grant, 1/12 per month. As of December 31, 2005, all of Mr. Price’s restricted stock awards were vested.

(8)          In 2003, Mr. Herrera received 5,000 shares of restricted stock valued at $ 8.05 per share, the closing price on the date of grant. The shares of restricted stock vested over a 12-month period from the date of grant, 1/12 per month. As of December 31, 2005, all of Mr. Herrera’s restricted stock awards were vested.

Employment Agreements

We have entered into employment agreements with each of Messrs. Murphy, Sedor and Price which set forth their relationships with Bentley. The agreements renew annually for one-year terms. Under the agreements, each individual is paid a base salary and provided with life insurance, as well as annual salary review, bonus potential and stock option grants at the discretion of the Board’s Compensation Committee. Mr. Murphy’s agreement also provides for a minimum stock option grant of 50,000 options per annum. Mr. Sedor’s agreement provides for a minimum stock option grant of 150,000 options in 2005, 150,000 options in 2006 (provided Bentley’s shareholders approve the amendment to Bentley’s 2005 Equity and Incentive Plan described above in Proposal 2), and 50,000 options in each of the years 2006 through 2009. Each of these individuals is employed by us on a full time basis.

The agreements may be terminated on one year’s notice (except for Mr. Sedor’s agreement which provides for termination upon notice effective as of the date of expiration of the then applicable term) and, if terminated earlier without cause, upon payment of severance equal to one year’s salary, a bonus equal to the greater of the employee’s bonus target for the current year or bonus for the prior year, and vesting of options based on the number of months of employment during the vesting period.

Under Mr. Murphy’s and Mr. Price’s agreements, if the employee is terminated within 12 months of a change of control of Bentley, or if the employee terminates his employment within 12 months after a change of control because his job changes, or if we breach his employment agreement or he is required to move his residence, then the severance is increased to twice his annual salary, twice the average of bonuses in the prior two years, immediate vesting of all stock options and continuation of health benefits for two years (or until receiving comparable benefits from another employer), and the right to maintain life insurance coverage at the employee’s expense. No severance is paid on a termination for cause.

Under Mr. Sedor’s agreement, if Mr. Sedor terminates his employment for good reason, or Bentley terminates Mr. Sedor’s employment without cause, within 12 months after a change in control, (i) Bentley will pay Mr. Sedor two times the average of the aggregate of his annual cash compensation paid during the two prior calendar years, (ii) Bentley will pay Mr. Sedor a cash amount equal to the product of (1) the difference between (x) the fair market value of Bentley’s common stock at the time of the change in control and (y) the exercise price of the last granted equity award to Mr. Sedor and (2) the number of annual equity awards not yet granted under the agreement, (iii) all of Mr. Sedor’s then outstanding equity awards will vest immediately, and (iv) Mr. Sedor will be entitled to health and life insurance benefits for a period of up to two years.

Laboratorios Belmac S.A., a wholly owned subsidiary of Bentley, has entered into an Ordinary Labor Contract with Adolfo Herrera. Under Spanish law, if Bentley terminates Mr. Herrera’s employment, Bentley must pay Mr. Herrera an amount equal to (i) 45 days of Mr. Herrera’s total compensation (including salary, bonus and benefits) during the previous fiscal year, multiplied by (ii) the number of Mr. Herrera’s years of service with Bentley, subject to a cap set by Spanish law. Mr. Herrera began working for Laboratorios Belmac in 1997.

The following table sets forth the details of options granted to the individuals listed in the Summary Compensation Table during 2005. No stock appreciation rights have been granted to date.

Option Grants in Last Fiscal Year

	Individual Grants				Potential Realizable
	Number of	% of Total			Value at Assumed
	Securities	Options	Exercise or		Annual Rates of Stock
	Underlying	Granted to	Base		Price Appreciation
	Options	Employees in	Price	Expiration	for Option Term (1)
Name	Granted (#)	Fiscal Year	($/share)	Date	5% ($)	10% ($)
James R. Murphy	150,000 (2)	17.3%	$7.50	3/30/2015	$707,506	$1,792,960
John A. Sedor	150,000 (3)	17.3%	$11.00	8/27/2015	$1,037,676	$2,629,675
Michael D. Price	50,000 (2)	5.8%	$7.50	3/30/2015	$235,835	$597,653
Adolfo Herrera	70,000 (2)	8.1%	$7.50	3/30/2015	$330,170	$836,715

(1)          The potential realizable value is calculated based on the term of option at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission. The actual value, if any, that an executive may realize upon option exercises will depend on the excess, if any, of the price at which the underlying stock is eventually sold over the exercise price on the date the option is exercised. Accordingly, there is no assurance the value realized by an executive would be at or near the values calculated by using these assumed appreciation rates.

(2)          These options become exercisable as to one third on each of the first three anniversaries of the date of grant.

(3)          100,000 of these options became exercisable immediately upon grant on August 27, 2005 and the remaining 50,000 options became exercisable on December 31, 2005.

The following table sets forth certain information for each of the individuals listed in the Summary Compensation Table concerning the number and value realized on the exercise of stock options during 2005 and the number and value at December 31, 2005 of shares of common stock subject to unexercised options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired on	Value	Number of Securities Underlying Unexercised Options at FY-End (# Shares)		Value of Unexercised In-the-money Options at FY-End ($)(1)
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
James R. Murphy	425,000	$3,408,875	600,000	200,000	$5,517,050	$1,510,000
John A. Sedor	—	$—	150,000	—	$825,000	$—
Michael D. Price	334,000	$3,269,791	175,000	75,000	$1,313,250	$530,000
Adolfo Herrera	—	$—	229,500	107,500	$1,792,300	$750,000

(1)          Based on the difference between the average of the high and low price per share of common stock on December 30, 2005, $16.50, and the option exercise prices.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and any persons who own more than 10% of any class of our equity securities, to file certain reports relating to their ownership of such securities and changes in such ownership with the Securities and Exchange Commission, the New York Stock Exchange and the Pacific Exchange and to furnish us with copies of such reports. Based solely on a review of the copies of reports furnished to us, we believe that during 2005, our executive officers, directors and 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

401(k) Retirement Plan

We sponsor a 401(k) retirement plan under which eligible employees may contribute, on a pre-tax basis, up to 100% of their respective total annual income from us, subject to a maximum aggregate annual contribution imposed by the Internal Revenue Code of 1986, as amended. All of our employees who work in the U.S. are eligible to participate in the 401(k) Plan. All employee contributions are allocated to the employee’s individual account and are invested in various investment options as directed by the employee. Employees’ cash contributions are fully vested and nonforfeitable. We made matching contributions to the 401(k) Plan in 2005 by granting approximately 20,100 shares of our common stock valued at approximately $221,000. We currently match 100% of each eligible employee’s contribution up to $14,000 with shares of our common stock. All of our matching contributions vest 25% each year for the first four years of each employee’s employment in which the employee works at least 1,000 hours.

Compensation Committee Report

The Compensation Committee of the Board of Directors determines the compensation of the Chief Executive Officer, the other executive officers and all other employees whose annual compensation exceeds $250,000. All of the members of the Compensation Committee are independent directors who are not employees of Bentley.

The Compensation Committee is in a position to appropriately balance the current cash compensation considerations with the longer-range incentive-oriented growth outlook associated with stock options and shares of common stock.

The main objectives of Bentley’s compensation structure include rewarding individuals for their respective contributions to Bentley’s performance, providing Bentley’s executives with a stake in the long-term success of Bentley and providing compensation programs and policies that will attract, retain and motivate qualified executive personnel. The Board of Directors and the Compensation Committee place a great deal of importance on recruiting, hiring, retaining and motivating high quality personnel and recognize that, by offering executives employment agreements, Bentley can be more successful in recruiting experienced executives from large, established pharmaceutical companies. Historically, the members of the Board of Directors and the Compensation Committee have chosen to achieve these objectives through salary increases, cash and stock bonuses and periodic stock option grants.

In determining compensation for Mr. Murphy, who serves as Chief Executive Officer, and the other named executive officers, the Compensation Committee considers, among other things, Bentley’s overall performance and any improvements in Bentley’s financial results, strategic alliances, acquisitions of products, product registrations, and financing, as well as individual contributions to Bentley and the length of the officer’s service with Bentley. The Compensation Committee has also surveyed executive compensation of similarly situated companies.

Compensation through the periodic grants of stock options and other equity awards under Bentley’s 2005 Equity and Incentive Plan is intended to coordinate executives’ and stockholders’ long-term interests by creating a direct link between a portion of executive compensation and increases in the price of Bentley’s common stock and Bentley’s long-term success. This method of compensation also permits Bentley to preserve its cash resources.

For the year 2005, Mr. Murphy recommended merit increases to base salary amounts for each officer other than himself based on his assessment of each officer’s individual performance and accomplishment of corporate and personal objectives. We evaluated Mr. Murphy’s recommendations regarding each officer’s compensation, taking into account the officer’s tenure and our subjective assessment of individual performance. We considered Mr. Murphy’s recommendations with respect to merit increases to base salary amounts. We reviewed the accomplishments and performance of such officers and comparative compensation data from similar or competing companies and, based upon this information and our subjective judgment regarding individual performance, then approved compensation packages for each of Bentley’s named executive officers.

A significant portion of the direct compensation of officers consists of annual incentive bonuses. Bonus targets are closely tied to performance measures, at both the corporate level and at individual areas of responsibility. The Compensation Committee established a target bonus opportunity for each of our executive officers for 2005 expressed as a percentage of base salary. This bonus potential could be exceeded by up to 50% of the target for performance above target, or reduced down to 50% or even zero for performance below target. Of the bonus potential for each of the executive officers, 75% was based entirely on our assessment of Bentley’s performance against corporate goals for earnings per share, cash flow and total shareholder return. The remainder of the bonus potential was based on subjective assessment regarding each executive officer’s performance against individualized objectives. Mr. Murphy recommended specific bonuses for all officers other than himself. We evaluated Mr. Murphy’s recommendations regarding each officer’s bonus, taking into account Mr. Murphy’s subjective assessment of each officer’s individual performance and our subjective assessment of individual performance, in addition to accomplishment of corporate objectives set forth above. We then approved the bonuses to be awarded for the calendar year 2005, which are reflected in the Summary Compensation Table.

When the Compensation Committee reviewed recommended stock option grants for executive officers in 2005, we followed a similar procedure to that used for base salaries and bonuses. After review of Mr. Murphy’s recommendations, the Committee approved option grants as shown in the Summary Compensation Table.

In the case of our Chief Executive Officer, in addition to the factors mentioned above, we considered the overall performance of management and Bentley in relation to general industry conditions and the performance of peer companies. Specifically, we reviewed the corporate milestones Bentley achieved during the year and Mr. Murphy’s role in achieving those milestones. The Committee also considered compensation data for chief executive officers in comparable companies. Based upon this information and our subjective judgment regarding his individual performance, we increased Mr. Murphy’s base salary to $625,000 in 2005 and awarded him a cash bonus of $495,000 for 2005. Mr. Murphy was also granted an option to purchase 150,000 shares of common stock at an exercise price of $7.50, which vests as to one third on each of the first three anniversaries of the date of grant.

Future increases in executive compensation will be based upon the satisfaction of pre-established individual objectives, extraordinary individual contributions and Bentley’s corporate milestones and financial performance.

By the Compensation Committee,

Miguel Fernandez, Chairman
F. Ross Johnson
Edward J. Robinson
John W. Spiegel

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee since the 2005 annual meeting are Messrs. Miguel Fernandez, F. Ross Johnson, Edward J. Robinson and John W. Spiegel, all of whom were at the time of service non-employee directors. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of Bentley or another entity.

Remuneration of Non-Employee Directors

We pay directors who are not employees fees consisting of a $25,000 annual retainer, $2,000 for each meeting of the Board of Directors attended, $2,500 for each Audit Committee meeting attended, $2,500 for each Compensation Committee meeting attended, and $1,500 for each Nominating and Governance Committee meeting attended. We also reimburse expenses incurred in attending meetings. In addition, the chairman of the Audit Committee is paid an additional annual retainer of $15,000, the chairman of the Compensation Committee is paid an additional annual retainer of $10,000, and the chairman of the Nominating and Governance Committee is paid an additional annual retainer of $5,000. Mr. McGovern, in his role as an advisor to the Chief Executive Officer, is paid an additional annual retainer of $25,000. Each director who is not an employee is automatically granted options to purchase 20,000 shares of common stock upon his or her election to the Board, which vest quarterly over a one year period, and options to purchase 20,000 shares of common stock annually on the date of each of our annual stockholders’ meetings during his or her term, which vest quarterly over a one year period. For his additional time and effort, Mr. McGovern, our Vice Chairman, was awarded additional options to purchase 60,000 shares of common stock during 2005, of which 45,000 are now vested and 15,000 of which vest on April 30, 2006. During 2005, options to purchase 160,000 shares of common stock were granted to all directors who are not employees at an exercise price of $10.785 per share, representing not less than the fair market value of the common stock on the date of the grants. These options expire on May 24, 2015.

Common Stock Performance

The graph presented below compares the cumulative total stockholder return on our common stock for the five years ended December 31, 2005 with the cumulative total stockholder return for such period reflected in the Russell 2000 Index and in a peer group index of three competing pharmaceutical companies (Andrx Corp., Noven Pharmaceuticals, Inc. and Watson Pharmaceuticals, Inc., together, the peer group). We obtained the graph (and the information relating to it) from S&P. The comparative returns shown in the graph assume (i) the investment of $100 in our common stock, the common stock of the companies included in the Russell 2000 Index and the peer group at the market close on December 31, 2000 and (ii) the reinvestment of all dividends.

Total Shareholder Returns
(Dividends Reinvested)

	Annual Return Percentage for the Year Ended December 31,
Company Name / Index	2001	2002	2003	2004	2005
Russell 2000	2.49	-20.48	47.25	18.33	4.55
Peer Group	-15.85	-51.12	63.10	-21.90	-8.38
Bentley Pharmaceuticals	73.45	-21.00	65.22	-19.17	52.65

	Base Period	Indexed Returns for the Year Ended December 31,
Company Name / Index	December 31, 2000	2001	2002	2003	2004	2005
Russell 2000	100	102.49	81.49	120.00	142.00	148.46
Peer Group	100	84.15	41.13	67.09	52.40	48.01
Bentley Pharmaceuticals	100	173.45	137.02	226.38	182.98	279.32

Peer Group Companies
Andrx Corp.
Noven Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc.

AUDIT COMMITTEE REPORT

The following is the report of the Audit Committee with respect to Bentley’s audited financial statements for the year ended December 31, 2005.

In accordance with its charter approved by the Board of Directors, the Audit Committee has responsibility for oversight of Bentley’s financial reporting process, including reviewing the audited financial statements, the systems of internal control over financial reporting established by Bentley’s management and the full Board, and the overall audit process. Management is responsible for the financial reporting process and our internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards established by the Public Company Accounting and Oversight Board (United States) and issuing a report thereon. The Audit Committee’s responsibility is to monitor these processes. The Audit Committee has reviewed and discussed the consolidated financial statements with management and Deloitte & Touche LLP, our independent registered public accounting firm.

In performing its responsibilities, the Audit Committee of the Board of Directors has (i) reviewed and discussed with management and Deloitte & Touche LLP, Bentley’s audited financial statements for the year ended December 31, 2005, (ii) discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Standards (Statement on Accounting Standards (“SAS”) No. 61, Communication with Audit Committees, as amended by SAS 89 and SAS 90) and Rule 2-07, Communication with Audit Committees, of Regulation S-X, (iii) received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, (iv) reviewed with management and Deloitte & Touche LLP Bentley’s critical accounting policies, (v) discussed with management the quality and adequacy of Bentley’s internal control over financial reporting, (vi) discussed with Deloitte & Touche LLP their independence, and (vii) considered whether the provision of the nonaudit services described in this proxy statement under the captions “Audit Related Fees” and “Tax Fees” by Deloitte & Touche LLP is compatible with maintaining their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Bentley’s Annual Report on Form 10-K for the year ended December 31, 2005, for filing with the Securities and Exchange Commission.

By the Audit Committee,

Edward J. Robinson, Chairman
Miguel Fernandez
F. Ross Johnson
John W. Spiegel

PROPOSAL 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, “Deloitte & Touche”) audited Bentley’s financial statements for fiscal year 2005. The Audit Committee has appointed Deloitte & Touche as our independent registered public accounting firm for fiscal year 2006. Although stockholder ratification of the appointment of Deloitte & Touche is not required by law or our amended and restated bylaws, and this vote will not be binding on Bentley, we believe that it is advisable to give stockholders an opportunity to provide guidance on this appointment. If the stockholders fail to ratify our appointment of Deloitte & Touche, the Audit Committee will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Bentley and its stockholders. Representatives of Deloitte & Touche are expected to attend the annual meeting. They will be available to respond to questions and will have the opportunity to make a statement if they desire.

The Board of Directors recommends that stockholders vote FOR the ratification of the appointment of Deloitte & Touche as our independent registered public accounting firm for the year ending December 31, 2006.

Fees And Services

Audit Fees.   The aggregate audit fees billed for professional services rendered by the independent registered public accounting firm for the audit of our financial statements as of and for the years ended December 31, 2004 and 2005, the reviews of the financial statements in our Form 10-Q filings for the respective years, the statutory audits of our subsidiaries, our filings with the Securities and Exchange Commission and other audit fees were $474,239 and $496,892, respectively.

Audit Related Fees.   The aggregate audit related fees billed for professional services by the independent registered public accounting firm in 2004 and 2005 rendered for Sarbanes-Oxley readiness and other matters were $130,425 and $0, respectively.

Tax Fees.   The aggregate tax fees billed for professional services rendered by the independent registered public accounting firm in 2004 and 2005 for tax compliance, tax advice, tax planning and other tax-related matters were $38,000 and $13,500, respectively.

All Other Fees.   No other fees were billed by or paid to the independent registered public accounting firm during 2004 or 2005.

Audit Committee Pre-approval Policy

The Audit Committee has adopted a pre-approval policy for the audit and non-audit services performed by the independent registered public accounting firm in order to assure that the provision of such services do not impair the firm’s independence. The pre-approval policy includes the following provisions:

•       Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.

•       The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

•       The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

•       The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Audit Committee. The Audit Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters.

•       In addition to the annual audit services engagement approved by the Audit Committee, the Audit Committee may grant pre-approval for other audit services, which are those services that only the independent registered public accounting firm reasonably can provide.

•       All non-audit-related services must be separately pre-approved by the Audit Committee. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm.

•       All tax services must be specifically pre-approved by the Audit Committee. The Audit Committee believes that the independent registered public accounting firm can provide tax services to Bentley such as tax compliance, tax planning and tax advice without impairing the firm’s independence.

•       All other services must be separately pre-approved by the Audit Committee. The Audit Committee may grant pre-approval to those permissible nonaudit services classified as all other services that it believes are routine and recurring services, and would not impair the independence of the independent registered public accounting firm.

•       Pre-approval fee levels for all services to be provided by the independent registered public accounting firm will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require specific pre-approval by the Audit Committee.

•       With respect to each proposed pre-approved service, the independent registered public accounting firm will provide detailed back-up documentation, which will be provided to the Audit Committee, regarding the specific services to be provided.

•       Requests or applications to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the Chief Financial Officer.

MISCELLANEOUS

Communications with the Board of Directors

The Board will give appropriate attention to written communications on issues that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the Chairman of the Nominating and Governance Committee will, with the assistance of our Corporate Secretary, (1) be primarily responsible for monitoring communications from stockholders and (2) provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the Chairman of the Nominating and Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board, or interested parties who wish to send communications on any topic to the Presiding (or Lead) Director should address such communications to the Chairman of the Nominating and Governance Committee, c/o the Corporate Secretary, Bentley Pharmaceuticals, Inc., Bentley Park, 2 Holland Way, Exeter, New Hampshire, 03833.

Stockholder Recommendations for Director Nominations

Stockholders may recommend individuals for the Nominating and Governance Committee to consider as potential director candidates by submitting their names and background to “Bentley Pharmaceuticals, Inc. Nominating and Governance Committee” c/o the Corporate Secretary, Bentley Pharmaceuticals, Inc., Bentley Park, 2 Holland Way, Exeter, New Hampshire, 03833. The Nominating and Governance Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Governance Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members.

Deadlines for Stockholder Proposals and Director Nominations

From time to time stockholders may present proposals for consideration at a meeting, which may be proper subjects for inclusion in the proxy statement and form of proxy related to that meeting. We must receive stockholder proposals intended to be included in our proxy statement and form of proxy relating to our 2007 annual meeting of stockholders by December 13, 2006.

The deadline for submission of stockholder proposals to be presented at the 2007 annual meeting of stockholders, but which will not be included in the proxy statement and form of proxy relating to such meeting, is March 9, 2007. Any such proposal received at Bentley’s principal executive offices in Exeter, New Hampshire after such date may be considered untimely and excluded.

Any such proposals, as well as any questions relating thereto, should be directed to our Corporate Secretary at Bentley Park, 2 Holland Way, Exeter, NH  03833.

Expenses of Solicitation

The cost of solicitation of proxies, including the cost of reimbursing banks, brokers and other nominees for forwarding proxy solicitation material to the beneficial owners of shares held of record by them and seeking instructions from such beneficial owners, will be borne by Bentley. Proxies may be solicited without extra compensation by certain officers and regular employees of Bentley. We have retained The Proxy Advisory Group, LLC to assist with the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate. Proxies may be solicited by mail and, if determined to be necessary, by telephone or personal interview.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following:  Corporate Secretary, Bentley Pharmaceuticals, Inc., Bentley Park, 2 Holland Way, Exeter, New Hampshire, 03833, telephone (603) 658-6100 or by visiting our website, www.bentleypharm.com. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address or telephone number.

Copies of our complete Annual Report on Form 10-K for the year ended December 31, 2005 may be obtained by stockholders without charge upon written request addressed to Michael D. Price, Corporate Secretary, Bentley Pharmaceuticals, Inc., Bentley Park, 2 Holland Way, Exeter, New Hampshire, 03833, or by visiting our website, www.bentleypharm.com.

Other Matters

Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters or motions, including any matters dealing with the conduct of the meeting.

Appendix A

BENTLEY PHARMACEUTICALS, INC.

AMENDED AND RESTATED

2005 EQUITY AND INCENTIVE PLAN

1.                 Establishment and Purpose

The Bentley Pharmaceuticals, Inc. Amended and Restated 2005 Equity and Incentive Plan (the “Plan”) is a successor to the following equity compensation plans:

(i)    Bentley Pharmaceuticals, Inc. Amended and Restated 1991 Stock Option Plan (the “1991 Plan”);

(ii)   2001 Employee Stock Option Plan of Bentley Pharmaceuticals, Inc. (the “2001 Plan”); and

(iii) 2001 Directors’ Stock Option Plan of Bentley Pharmaceuticals, Inc. (the “Directors’ Plan”).

The 1991 Plan, the 2001 Plan, and the Directors’ Plan are sometimes collectively referred to herein as the “Prior Plans”. Effective as of May 24, 2005, the date the Plan was originally approved by the Company’s stockholders (the “Effective Date”), no further options shall be granted under the Prior Plans. However, the provisions of the Prior Plans shall continue to apply to options granted under the Prior Plans prior to the Effective Date.

The purpose of the Plan is to attract and retain key employees, consultants, and directors of the Company and its Affiliates, to provide an incentive for them to achieve long-range performance goals, and to enable them to participate in the long-term growth of the Company. The Plan seeks to achieve this purpose by providing Awards in the form of Restricted Stock, Restricted Stock Units, Cash Awards, Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options) or Stock Appreciation Rights.

2.                 Definitions

Capitalized terms are defined in the provisions of the Plan or in Appendix 1 attached hereto, which is incorporated in the Plan by this reference. Appendix 1 also contains a list of defined terms and reference to where their definitions appear in the Plan.

3.                 Administration

The Plan shall be administered by the Committee. The Committee shall determine which eligible employees, consultants, and directors will receive Awards. The Committee shall have authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operation of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Award agreement, and to remedy any ambiguities or inconsistencies therein. The Committee’s decisions shall be final and binding. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to make Awards to Participants who are not subject to Section 16 of the Exchange Act and all determinations under the Plan with respect thereto, provided that the Committee shall fix the maximum amount of such Awards for all such Participants and a maximum for any one Participant, and such other features of the Awards as required by applicable law.

4.                 Eligibility

All employees, directors and consultants of the Company or any Affiliate are eligible to be Participants in the Plan. Incentive Stock Options may be granted only to eligible employees of the Company or its Affiliates who are taxpayers for United States federal income tax purposes.

5.                 Stock Available for Awards

(a)   Amount.   Shares of Common Stock available for grants of Awards under the Plan shall consist of (i) all shares of Common Stock remaining available on the Effective Date for grant of options under the Prior Plans, (ii) all shares of Common Stock subject to any outstanding option under any of the Prior Plans or the Executive Options that after the Effective Date expires, terminates unexercised, or is forfeited or settled in a manner that results in fewer shares outstanding than were subject to the option as originally granted, (iii) all additional shares that may become available as a result of any adjustment under Section 5(b) and (iv) 750,000 additional shares approved at the 2006 Annual Meeting of Stockholders (the “2006 Shares”). Not more than 5,166,828 shares shall become available under the Plan pursuant to clauses (i) and (ii) of the preceding sentence. If any Award under the Plan expires, is terminated unexercised, or is forfeited or settled in a manner that results in fewer shares outstanding than were originally awarded, then any shares no longer subject to such Award and not issued thereunder shall again be available for Awards under the Plan. Common Stock issued through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares available for Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares. The 2006 Shares shall only be available for the grant of options, and therefore shall not be available for grants of restricted stock, restricted stock units or stock appreciation rights.

(b)   Adjustment.   In the event that the Committee determines that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, or other transaction affects the Common Stock such that an adjustment is required in order to preserve the benefits intended to be provided by the Plan, then the Committee (subject in the case of Incentive Stock Options to any limitation required under the Code) shall equitably adjust any or all of (i) the number and kind of shares in respect of which Awards may be made under the Plan, (ii) the number and kind of shares subject to outstanding Awards, and (iii) the exercise price with respect to any of the foregoing, and if considered appropriate, the Committee may make provision for a cash payment with respect to an outstanding Award, provided that the number of shares subject to any Award shall always be a whole number.

(c)   Limit on Individual Grants.   The maximum number of shares of Common Stock subject to all Awards that may be granted under the Plan to any Participant in the aggregate in any calendar year shall not exceed 500,000 shares subject to adjustment under subsection (b). With respect to any Award settled in cash that is intended to satisfy the requirements for “performance-based compensation” (within the meaning of Section 162(m)(4)(C) of the Code), no more than $5,000,000 may be paid to any one individual with respect to each year of a Performance Period.

6.                 Stock Options

(a)   Grant of Options.   Subject to the provisions of the Plan, the Committee may grant options (“Options”) to purchase shares of Common Stock (i) complying with the requirements of Section 422 of the Code or any successor provision and any regulations thereunder (“Incentive Stock Options”), and (ii) not intended to comply with such requirements (“Nonstatutory Stock Options”). The Committee shall determine the number of shares subject to each Option and the exercise price therefor, which shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant.

(b)   Terms and Conditions.   Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may specify in the applicable grant or thereafter; provided that (i) no Option shall be exercisable after the expiration of ten years from the date the Option is granted, and (ii) no Option may be granted with a reload feature which provides for an automatic grant of additional or replacement options upon the exercise of an Option. The Committee may impose such conditions with respect to the exercise of Options, including conditions relating to applicable securities laws, as it considers necessary or advisable.

(c)   Payment.   No shares shall be delivered pursuant to any exercise of an Option until payment in full of the exercise price therefor is received by the Company. Such payment may be made in whole or in part in cash or to the extent permitted by the Committee at or after the grant of the Option, pursuant to any of the following methods:  (i) by actual delivery and transfer, or attestation of ownership and delivery of a valid instrument of transfer, to the Company of shares of Common Stock owned by the Participant, including vested Restricted Stock, (ii) by retaining shares of Common Stock otherwise issuable pursuant to the Option, (iii) for consideration received by the Company under a broker-assisted cashless exercise program acceptable to the Company, or (iv) for such other lawful consideration as the Committee may determine.

7.                 Stock Appreciation Rights

(a)   Grant of SARs.   Subject to the provisions of the Plan, the Committee may grant rights to receive any excess in value of shares of Common Stock over the exercise price (“Stock Appreciation Rights” or “SARs”) in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option. SARs in tandem with an Option shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised. The Committee shall determine at the time of grant or thereafter whether SARs are settled in cash, Common Stock or other securities of the Company, Awards or other property.

(b)   Exercise Price.   The Committee shall fix the exercise price of each SAR or specify the manner in which the price shall be determined. An SAR granted in tandem with an Option shall have an exercise price not less than the exercise price of the related Option. An SAR granted alone and unrelated to an Option may not have an exercise price less than 100% of the Fair Market Value of the Common Stock on the date of the grant.

(c)   Limited SARs.   An SAR related to an Option, which SAR can only be exercised upon or during limited periods following a change in control of the Company, may entitle the Participant to receive an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the change in control or paid during a specified period immediately preceding the occurrence of the change in control in any transaction reported in the stock market in which the Common Stock is normally traded.

8.                 Restricted Stock and Restricted Stock Units

(a)   Grant of Restricted Stock.   Subject to the provisions of the Plan, the Committee may grant shares of Common Stock subject to forfeiture (“Restricted Stock”) and determine the duration of the period (the “Restricted Period”) during which, and the conditions under which, the shares may be forfeited to the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

(b)   Restrictions.   Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as permitted by the Committee, during the Restricted Period. Shares of Restricted Stock shall be evidenced in such manner as the Committee may determine. Any certificates issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant or, if the Participant has died, to the Participant’s Designated Beneficiary.

(c)   Restricted Stock Units.   Subject to the provisions of the Plan, the Committee may grant the right to receive in the future shares of Common Stock subject to forfeiture (“Restricted Stock Units”) and determine the duration of the Restricted Period during which, and the conditions under which, the Award may be forfeited to the Company and the other terms and conditions of such Awards. Restricted Stock Unit Awards shall constitute an unfunded and unsecured obligation of the Company, and shall be settled in shares of Common Stock or cash, as determined by the Committee at the time of grant or thereafter. Such Awards shall be made in the form of “units” with each unit representing the equivalent of one share of Common Stock.

9.                 General Provisions Applicable to Awards

(a)   Transferability.   Except as otherwise provided in this Section 9(a), an Award (i) shall not be transferable other than as designated by the Participant by will or by the laws of descent and distribution, and (ii) may be exercised during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative. In the discretion of the Committee, any Award may be transferable upon such terms and conditions and to such extent as the Committee determines at or after grant, provided that Incentive Stock Options may be transferable only to the extent permitted by the Code.

(b)   Documentation.   Each Award under the Plan shall be evidenced by a writing delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable tax and regulatory laws and accounting principles.

(c)   Committee Discretion.   Each type of Award may be made alone, in addition to or in relation to any other Award. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly. In addition to the authority granted to the Committee in Section 9(l) to make Awards to Covered Employees which qualify as “performance-based compensation” for purposes of Section 162(m) of the Code, the Company may grant Awards subject to such performance conditions (including performance-based vesting) as it shall determine in its discretion. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of grant or at any time thereafter.

(d)   Dividends and Cash Awards.   In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

(e)   Termination of Employment or Service.   The Committee shall determine and set forth in the grant agreement evidencing the Award the effect on an Award of the disability, death, retirement or other termination of employment or service of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or Designated Beneficiary may receive payment of an Award or exercise rights thereunder. Unless the Committee provides otherwise in any case, a Participant’s employment or service shall have terminated for purposes of the Plan at the time the entity by which the Participant is employed or to which the Participant renders service ceases to be an Affiliate of the Company.

(f)    Change in Control.   In order to preserve a Participant’s rights under an Award in the event of a change in control of the Company as defined by the Committee (a “Change in Control”), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions:  (i) provide for the acceleration of any time period relating to the exercise or payment of the Award, (ii) provide for payment to the Participant of cash or other property with a Fair Market Value equal to the amount that would have been received upon the exercise or payment of the Award had the Award been exercised or paid upon the Change in Control, (iii) adjust the terms of the Award in a manner determined by the Committee to reflect the Change in Control, (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity, or (v) make such other provision as the Committee may consider equitable to Participants and in the best interests of the Company.

(g)   Loans.   Except for loans to reporting Persons, which are not authorized hereunder, the Committee may authorize the making of loans to Participants in connection with the grant or exercise of any Award under the Plan.

(h)   Withholding Taxes.   The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company and its Affiliates may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant.

(i)    Foreign National Awards.   Notwithstanding anything to the contrary contained in the Plan, Awards may be made to Participants who are foreign nationals or employed or performing services outside the United States on such terms and conditions different from those specified in the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or to comply with applicable laws.

(j)    Amendment of Award.   Except as provided in Section 9(k), the Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless (i) the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant, or (ii) the action is permitted by the terms of the Plan.

(k)   No Repricing of Options.   Notwithstanding anything to the contrary in the Plan, the Company shall not engage in any repricing of Options granted under the Plan (including those granted under the Prior Plans and the Executive Options) without further stockholder approval. For this purpose, the term “repricing” shall mean any of the following or other action that has the same effect:  (i) lowering the exercise price of an Option after it is granted, (ii) any other action that is treated as a repricing under generally accepted accounting principles, or (iii) canceling an Option at a time when its exercise price exceeds the fair market value of the underlying stock in exchange for another Option, Restricted Stock, or other equity of the Company, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off, or similar corporate transaction.

(l)    Code Section 162(m) Provisions.   If the Committee determines at the time an Award is granted to a Participant that such Participant is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that the Participant’s right to receive cash, Shares, or other property pursuant to such Award shall be subject to the satisfaction of Performance Goals during a Performance Period. Prior to the payment of any Award subject to this Section 9(l), the Committee shall certify in writing that the Performance Goals and other material terms applicable to such Award were satisfied. Notwithstanding the attainment of Performance Goals by a Covered Employee, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 9(l) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

10.          Miscellaneous

(a)   No Right To Employment.   No person shall have any claim or right to be granted an Award. Neither the Plan nor any Award hereunder shall be deemed to give any employee the right to continued employment or service or to limit the right of the Company to discharge any Participant at any time.

(b)   No Rights As Stockholder.   Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom Common Stock is awarded shall be considered the holder of the Stock at the time of the Award except as otherwise provided in the applicable Award.

(c)   Effective Date.   The Plan shall become effective on the Effective Date.

(d)   Amendment and Term of Plan.   The Board may amend, suspend or terminate the Plan or any portion thereof at any time, subject to such stockholder approval as the Board determines to be necessary or advisable to comply with any tax or regulatory requirement. Unless terminated earlier by the Board or extended by subsequent approval of the Company’s stockholders, the term of the Plan shall expire at the close of business on the date immediately preceding the tenth anniversary of the date on which the Plan was originally approved by stockholders, and no further Awards shall be made thereafter.

(e)   Governing Law.   The provisions of the Plan shall be governed by and interpreted in accordance with the laws of Delaware.

The Plan was adopted by the Board of Directors on March 30, 2005.

The Plan was approved by the stockholders on May 24, 2005.

An amendment and restatement of the Plan was adopted by the Board of Directors on March 31, 2006 and approved by the stockholders on May 23, 2006.

APPENDIX 1

“1991 Plan” - See Section 1.

“2001 Plan” - See Section 1.

“2006 Shares” - See Section 5(a).

“Affiliate” means any business entity in which the Company owns directly or indirectly 50% or more of the total voting power or has a significant financial interest as determined by the Committee.

“Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Cash Award, or Foreign National Award granted under the Plan.

“Board” means the Board of Directors of the Company.

“Cash Award” - See Section 9(d).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Committee” means one or more committees each comprised of not less than three members of the Board appointed by the Board to administer the Plan or a specified portion thereof. If a Committee is authorized to grant Awards to a Reporting Person or a Covered Employee, each member shall be a “disinterested person” or the equivalent within the meaning of applicable Rule 16b-3 under the Exchange Act or an “outside director” or the equivalent within the meaning of Section 162(m) of the Code, respectively.

“Common Stock” or “Stock” means the Common Stock, $.02 par value, of the Company.

“Company” means Bentley Pharmaceuticals, Inc.

“Covered Employee” means a “covered employee” within the meaning of Section 162(m) of the Code.

“Designated Beneficiary” means the beneficiary designated by a Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death. In the absence of an effective designation by a Participant, “Designated Beneficiary” means the Participant’s estate.

“Directors’ Plan” - See Section 1.

“Effective Date” - See Section 1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor law.

“Executive Options” - means options granted and approved by Bentley stockholders in 1996 to Bentley’s then executive officers, Messrs. Murphy, Price and Stote, outside of any stock option plan.

“Fair Market Value” means, with respect to Common Stock or any other property, the fair market value of such property as determined by the Committee in good faith or in the manner established by the Committee from time to time.

“Foreign National Award” - See Section 9(i).

“Incentive Stock Option” - See Section 6(a).

“Nonstatutory Stock Option” - See Section 6(a).

“Option” - See Section 6(a).

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Goals” means with respect to any Performance Period, one or more objective performance goals based on one or more of the following objective criteria established by the Committee prior to the beginning of such Performance Period or within such period after the beginning of the Performance Period as shall meet the requirements to be considered “pre-established performance goals” for purposes of Code Section 162(m):  (i) increases in the price of the Common stock, (ii) market share, (iii) sales, (iv) revenue, (v) return on equity, assets, or capital, (vi) economic profit (economic value added), (vii) total shareholder return, (viii) costs, (ix) expenses, (x) margins, (xi) earnings or earnings per share, (xii) cash flow, (xiii) customer satisfaction, (xiv) operating profit, (xv) research and development, (xvi) product development, (xvii) manufacturing, or (xviii) any combination of the foregoing, including without limitation, goals based on any of such measures relative to appropriate peer groups or market indices. Such Performance Goals may be particular to a Participant or may be based, in whole or in part, on the performance of the Company generally or on the performance of the division, department, line of business, subsidiary, or other business unit, whether or not legally constituted, in which the Participant works.

“Performance Period” means the period of service designated by the Committee applicable to an Award subject to Section 9(l) for which the Performance Goals will be measured.

“Plan” means the Bentley Pharmaceuticals, Inc. 2005 Equity and Incentive Plan.

“Prior Plans” - See Section 1.

“Reporting Person” means a person subject to reporting under Section 16 of the Exchange Act.

“Restricted Period” - See Section 8(a).

“Restricted Stock” - See Section 8(a).

“Restricted Stock Unit” - See Section 8(c).

“Stock Appreciation Right” or “SAR” - See Section 7(a).

0

BENTLEY PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS - MAY 23, 2006

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned holder of Common Stock of Bentley Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby appoints John A. Sedor and Michael D. Price and each of them, as proxies for the undersigned, each with full power of substitution, for and in the name of the undersigned to act for the undersigned and to vote, as designated below, all of the shares of stock of the Company that the undersigned is entitled to vote at the 2006 Annual Meeting of Stockholders of the Company, to be held on Tuesday, May 23, 2006, at 9:00 a.m., local time, at the Wentworth By The Sea Marriott Hotel, located at 588 Wentworth Road, New Castle, NH 03854 and at any adjournments or postponements thereof.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

BENTLEY PHARMACEUTICALS, INC.

May 23, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.
-OR-
TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER

ACCOUNT NUMBER
-OR-
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.
Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election of two Class I Directors to serve until the 2009 Annual Meeting of Stockholders, or until the election and qualification of their respective successors:

2.   The approval of an amendment to our 2005 Equity and Incentive Plan to increase the number of shares that may be issued under the plan by 750,000, which new shares would only be available for awards of stock options under the plan.

				FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐	FOR ALL NOMINEES	 Michael McGovern
 John W. Spiegel

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES		3. The ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2006 fiscal year.	☐	☐	☐

☐	FOR ALL EXCEPT [See instructions below]

Upon such other matters as may properly come before the Annual Meeting and any adjournments or postponements thereof.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

INSTRUCTION: To withold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL CLASS I DIRECTOR NOMINEES LISTED ABOVE AND “FOR” PROPOSALS 2 AND 3.

The undersigned hereby acknowledges receipt of (i) the Notice of Annual Meeting, (ii) the Proxy Statement and (iii) the Company’s 2005 Annual Report.
PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES.

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.